SLR International Corporation 1658 Cole Blvd, Suite 100, Lakewood, Colorado, 80401

Consent of Mark B. Mathisen

I consent to all references to my name and any quotation from, or summarization of, Sections 1.1.1.1, 1.1.2.1, 1.3.1 to 1.3.7, 2, 3, 4.1, 4.2, 4.4, 4.5, 5.1 to 5.4, 5.6, 6 to 12, 14, 15, 23, 24, 25.1, and 26.1 and my contributions to Section 27 of the technical report summary entitled "Technical Report on the Nichols Ranch Project, Campbell and Johnson Counties, Wyoming, USA" dated February 22, 2022 and effective December 31, 2021, as amended on February 8, 2023; Sections 1.1.1.1, 1.1.2.1, 1.3.1, 1.3.2, 1.3.4 to 1.3.8, 2, 3, 4.1, 4.2, 4.4, 4.5, 5.1 to 5.4, 5.6, 6 to 12, 14, 15, 23, 24, 25.1, and 26.1, and my contributions to Section 27 of the technical report summary entitled "Technical Report on the Roca Honda Project, McKinley County, New Mexico, USA" dated February 22, 2022; Sections 1.1.1.1, 1.1.2.1, 1.3.1, 1.3.2, 1.3.4 to 1.3.7, 2 to 12, 14, 23, 24, 25.1, and 26.1, and my contributions to Section 27 of the technical report summary entitled "Technical Report on the Pre-Feasibility Study on the Pinyon Plain Project, Coconino County, Arizona, USA", dated February 23, 2023, effective as of December 31, 2022, as amended March 6, 2024; all sections of the technical report summary entitled "Technical Report on the La Sal Project, San Juan County, Utah, USA" dated February 22, 2022; and all sections of the technical report summary entitled "Technical Report on the Bullfrog Project, Garfield County, Utah, USA" dated February 22, 2022, prepared by me and incorporated by reference into the Registration Statement on Form S-8, and any amendments or supplements thereto, of Energy Fuels Inc. being filed with the United States Securities and Exchange Commission, and any amendments or supplements thereto.

(Signed) Mark B. Mathisen

Mark B. Mathisen, C.P.G.

Principal Geologist

Date: April 22, 2025